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                  AGREEMENT TO WAIVE INVESTMENT MANAGEMENT FEES

                 COHEN & STEERS PREMIUM INCOME REALTY FUND, INC.
                                757 Third Avenue
                            New York, New York 10017

                                                            ______________, 2002

COHEN & STEERS CAPITAL MANAGEMENT, INC.
757 Third Avenue
New York, New York 10017

Dear Sirs:

         Cohen & Steers Premium Income Realty Fund, Inc. ("We", "Us" or the "Company") herewith confirms its agreement (the "Fee Waiver Agreement") pursuant to which Cohen & Steers Capital Management, Inc. ("You") will waive certain of its fees and for certain periods as follows:

         1. Reference is made to the Investment Management Agreement, dated as of the same date as the Fee Waiver Agreement, between the Company and You (the "Investment Management Agreement").

         2. Pursuant to Paragraph 5 of the Investment Management Agreement, We have agreed to pay You a monthly fee at an annualized rate of .80 of 1% of the Company's average daily managed assets (i.e., the net asset value of our common shares plus the liquidation preference of our preferred shares and the principal amount of any borrowings used for leverage) (the "Investment Management Fee").

         3. Notwithstanding Paragraph 5 of the Investment Management Agreement, You agree to waive a portion of the Investment Management Fee for certain specified time periods according to the following schedule:

         Through                    Investment                 Effective
         Year Ended                 Management                 Investment
         December 31                Fee Waiver                 Management Fee
         -----------                ----------                 --------------
         2002                       0.25 of 1%                0.55 of 1%
         2003                       0.25 of 1%                0.55 of 1%
         2004                       0.25 of 1%                0.55 of 1%
         2005                       0.25 of 1%                0.55 of 1%
         2006                       0.25 of 1%                0.55 of 1%
         2007                       0.20 of 1%                0.60 of 1%




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
         2008                       0.15 of 1%                0.65 of 1%
         2009                       0.10 of 1%                0.70 of 1%
         2010                       0.05 of 1%                0.75 of 1%
         2011                       0.00 of 1%                0.80 of 1%

         4. Unless specified otherwise in a duly executed, written agreement between You and the Company, beginning with the period January 1, 2012 and thereafter, You shall be entitled to the Investment Management Fee as specified in Paragraph 2 and shall have no obligation to waive any portion of the Investment Management Fee unless otherwise required by law or pursuant to a written duly executed agreement between the Company and You.

         5. This Fee Waiver Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Investment Company Act of 1940, as amended.




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         If the foregoing is in accordance with your understanding, will You kindly so indicate by signing and returning to Us the enclosed copy hereof.

                                   Very truly yours,

                                   COHEN & STEERS PREMIUM
                                   INCOME REALTY FUND, INC.

                                   By:    __________________________

                                   Name:  __________________________

                                   Title: __________________________


Agreed to and Accepted as of the date
first set forth above

COHEN & STEERS CAPITAL MANAGEMENT, INC.


By:    _____________________________

Name:  _____________________________

Title: _____________________________